CENTERSTAGING CORP.

OPTION CERTIFICATE
(Non-Qualified Stock Option)

THIS IS TO CERTIFY that CenterStaging Corp., a Delaware corporation (the “Company”), has granted to the officer named below (“Optionee”) a non-qualified stock option (the “Option”) to purchase shares of the Company’s common stock (the “Common Stock”) upon the terms and conditions set forth below and in the attached Stock Option Agreement:

Name of Optionee:	Paul Schmidman

Number of Option Shares:	3,000,000

Exercise Price:	$1.25 per share

Date of Grant:	March 13, 2007

Option Expiration Date:	March 12, 2017

Exercise Schedule: The Option shall become exercisable (“vest”) as follows:

Date	Number of Shares
March 13, 2007	1,500,000
March 13, 2008	1,500,000

IN WITNESS WHEREOF, the Company has granted to Optionee the Option as of the Date of Grant set forth above.

OPTIONEE /s/ Paul Schmidman Paul Schmidman	CENTERSTAGING CORP. By /s/ Howard Livingston Howard Livingston, Chief Financial Officer

STOCK OPTION AGREEMENT
(Non-Qualified Stock Option)

This STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of the Date of Grant set forth in the Option Certificate to which this Agreement is attached (the “Certificate”) by and between CenterStaging Corp., a Delaware corporation (the “Company”), and the optionee (the “Optionee”) named in the Certificate.

It is intended that the option not qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

The Company and Optionee agree as follows:

1. Grant of Option. The Company hereby grants to Optionee, upon the terms and subject to the conditions set forth in this Agreement, an Option (the “Option”) to purchase all or any portion of that number of shares of Common Stock set forth in the Certificate (the “Option Shares”), at the exercise price set forth in the Certificate (the “Exercise Price”).

2. Vesting

2.1. The Option shall “vest” and become exercisable in installments upon and after the dates set forth under the caption “Exercise Schedule” in the Certificate. The installments shall be cumulative; i.e., the Option may be exercised, as to any or all Shares covered by an installment, at any time or times after the installment first becomes exercisable and until expiration or termination of the Option.

2.2. No vesting shall occur after the Employment Termination Date (as defined in Section 4.2 of this Agreement).

2.3. Notwithstanding anything to the contrary contained in this Option Agreement, the Option may not be exercised, in whole or in part, unless and until any then-applicable requirements of all state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel.

3. Exercise of the Option.

3.1. The Option may be exercised, in whole or in part, only by delivery to the Company of:

3.1.1 written notice of the exercise of the Option in form identical to Exhibit “A” attached to this Agreement stating the number of Option Shares being purchased (the “Purchased Shares”);

3.1.2 payment of the Exercise Price in cash, check or wire transfer; and

3.1.3 if the issuance of the Purchased Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), an investment letter, in form and substance satisfactory to the Company, executed by the Optionee containing such representations, warranties and agreements as the Company may request to permit the Company to issue the Purchased Shares without registration under the Securities Act.

3.2. Following receipt of the exercise notice, any other applicable documents and the payment referred to above, the Company shall, within 30 days, cause certificates representing the Purchased Shares to be delivered to Optionee either at Optionee’s address set forth in the records of the Company or at such other address as Optionee may designate in writing to the Company; provided, however, that the Company shall not be obligated to issue a fraction or fractions of a share otherwise issuable upon exercise of the Option, and may pay to Optionee, in cash or cash equivalent, the fair market value of any such fraction or fractions of a share as of the date of exercise.

3.3. If requested by the Company, Optionee shall also deliver this Agreement to the Secretary of the Company, who shall endorse hereon a notation of the exercise and return this Agreement to Optionee. The date of exercise of an Option that is validly exercised shall be deemed to be the date on which there shall have been delivered to the Company the instruments referred to in this Section 3.

3.4. As a condition to exercise of this Option, the Company may require Optionee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Option. At the discretion of the Company and upon the request of Optionee, the minimum statutory withholding tax requirements may be satisfied by the withholding of Shares otherwise issuable to Optionee upon the exercise of this Option.

4. Termination of Option

4.1. The Option shall terminate and expire upon the earliest to occur of: (i) the Option Expiration Date set forth in the Option Certificate; (ii) the Termination Date; or (iii) a Corporate Transaction unless specified otherwise by the Company in accordance with Section 6 of this Agreement. Following the Employment Termination Date, and prior to the Termination Date, the Option may be exercised only to the extent vested as of the date of the Employment Termination Date.

4.2. For purposes of this Agreement:

4.2.1 “Employment Termination Date” shall mean the date Optionee is no longer a director, employee or consultant to the Company and its subsidiaries (the “Company Group”). As long as Optionee is at least one of employee, director or consultant, the Employment Termination Date shall not be deemed to have occurred. For example, if Optionee is an employee and a director, the termination of employment as an employee while remaining a director shall not establish an Employment Termination Date (which would only be established if and when Optionee ceases to be a director). Optionee’s employment shall not be deemed to terminate by reason of a transfer among members of the Company Group, or sick leave, military leave or other leave of absence approved by the Company, if the period of any such leave does not exceed 90 days or, if longer, if Optionee’s right to reemployment by the Company Group is guaranteed either contractually or by statute.

4.2.2 “Termination Date” shall be: (a) the date 90 days following the Employment Termination Date unless Optionee’s employment is terminated as a result of the death or disability of Optionee or For Cause; or (b) upon the Employment Termination Date if Optionee’s employment is terminated For Cause; or (c) one year following the Employment Termination Date if the Employment Termination Date occurs as a result of the death or disability of Optionee.

4.2.3 “For Cause” shall mean Optionee’s loss of employment, directorship or consulting engagement by any member of the Company Group due to Optionee’s (a) willful breach or habitual neglect or continued incapacity to perform Optionee’s required duties, (b) commission of acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude in connection with Optionee’s services to any member of the Company Group or which in the determination of the Company would prevent the effective performance of Optionee’s duties or (c) termination for cause under any employment or consulting agreement between the Company and Optionee (as For Cause is defined therein).

5. Changes in Capital Structure

5.1. If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of the Common Stock, the Exercise Price of the Option in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price of the Option in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

5.2. When any adjustment is required to be made in the Exercise Price, the number of Option Shares purchasable upon the exercise of the Option shall be adjusted to that number of Option Shares determined by dividing (a) an amount equal to the number of Option Shares purchasable upon the exercise of the Option immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (b) the Exercise Price in effect immediately after such adjustment.

5.3. Subject to Section 6 of this Agreement, following any capital reorganization, any reclassification of the Common Stock (other than recapitalization described in Section 5.1 of this Agreement), or the consolidation or merger of the Company, upon exercise of the Option the Optionee shall be entitled to receive the securities or property (including cash) that the Optionee would have received had the Optionee exercised the Option immediately prior to such reorganization, reclassification, consolidation or merger, and in any such case appropriate adjustments shall be made in the application of the provisions set forth in this Agreement with respect to the rights and interests thereafter of the Optionee, to the end that the provisions set forth in this Agreement (including the specified changes and other adjustments to the Exercise Price) shall thereafter be applicable in relation to any securities or other property thereafter issuable upon exercise of the Option.

6. Corporate Transactions. In the event of a Corporate Transaction, the Option shall terminate immediately prior thereto unless the Company, in its sole discretion, either provides that the Option shall not terminate or provides that the Option shall be assumed by an applicable successor corporation or entity or any affiliate of the successor corporation or entity. If the Option shall terminate upon a Corporate Transaction, the Option shall be exercisable in full immediately prior to the Corporate Transaction without regard to the vesting provisions under Section 2 of this Agreement. For purposes of this Agreement, a “Corporate Transaction” shall mean (a) a liquidation or dissolution of the Company; (b) a merger or consolidation of the Company with or into another corporation (other than a merger with a wholly owned subsidiary); or (c) a sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions.

7. Restrictions on Sale of Purchased Shares. Optionee understands that: (a) unless the issuance of the Purchased Shares to Optionee upon exercise of the Option is registered under the Securities Act of 1933, the Purchased Shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act; (b) the Purchased Shares may not be sold, transferred or assigned by the Optionee except pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act; and (c) the Company is under no obligation to file a registration statement under the Securities Act covering the Option Shares. Optionee agrees that any certificates evidencing Purchased Shares may bear a legend indicating that their transferability is restricted in accordance with applicable state and federal securities laws.

8. General Provisions

8.1. Further Assurances. Optionee shall promptly take all actions and execute all documents requested by the Company that the Company deems to be reasonably necessary to effectuate the term and intent of this Agreement.

8.2. Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, or by United States first class, registered or certified mail, postage prepaid, addressed to the Optionee at his address on the records of the Company or to the Company at its principal executive offices. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

8.3. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to contracts made in, and to be performed within, that State.

8.5. Transfer of Rights Under this Agreement. The Company may at any time transfer and assign its rights and delegate its obligations under this Agreement to any other person, corporation, firm or entity, with or without consideration.

8.6. Option Non-transferable. Optionee may not sell, transfer, assign or otherwise dispose of the Option except by will or the laws of descent and distribution, and only Optionee or his or her legal representative or guardian may exercise the Option during Optionee’s lifetime.

8.7. No Right to Employment. Nothing in this Option shall interfere with or limit in any way the right of the Company or other member of the Company Group to terminate Optionee’s employment, consulting or advising at any time, nor confer upon Optionee any right to continue in the employ of, consult with or advise the Company or other member of the Company Group.

8.8. Successors and Assigns. Except to the extent specifically limited by the terms and provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

8.9. Miscellaneous. Titles and captions contained in this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement for any other purpose. Except as specifically provided herein, neither this Agreement nor any right pursuant hereto or interest herein shall be assignable by any of the parties hereto without the prior written consent of the other party hereto.

8.10. Tax Treatment. Optionee acknowledges that the tax treatment of the Option, the Option Shares or any events or transactions with respect thereto may be dependent upon various factors or events that are not determined by this Agreement. The Company makes no representations with respect to and hereby disclaims all responsibility as to such tax treatment.

The signature page of this Agreement consists of the last page of the Certificate.

EXHIBIT “A”

NOTICE OF EXERCISE

(To be signed only upon exercise of the Option)

TO: CenterStaging Corp.

The undersigned, the holder of the enclosed Stock Option Agreement (Non-Qualified Stock Option), hereby irrevocably elects to exercise the purchase right represented by the Option and to purchase thereunder ______* shares of Common Stock of CenterStaging Corp. (the “Company”) and herewith encloses payment of $_________ in full payment of the purchase price of such shares being purchased.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Option)

(Address)

Social Security Number

*
Insert here the number of shares being exercised, making all adjustments for stock splits, stock dividends or other additional Common Stock of the Company, other securities or property which, pursuant to the adjustment provisions of Section 5 of the Option, may be deliverable upon exercise.